Exhibit 99.1

Peabody Announces Robust Shareholder Return Program
$1 Billion Share Repurchase Authorization
Amendment to Surety Program

ST. LOUIS, April 17, 2023 /PRNewswire/ -- Peabody (NYSE:BTU) today announced that its Board of Directors ("Board") has approved a new shareholder return framework which includes a share repurchase plan, a fixed quarterly cash dividend and a variable quarterly cash dividend component. The Board also approved a new share repurchase program authorizing repurchases of up to $1.0 billion of BTU common stock. Additionally, Peabody amended its surety agreement to limit collateral exposure and remove other restrictions.

Peabody plans to return to shareholders at least 65 percent of annual Available Free Cash Flow (AFCF) retroactive to January 1, 2023. AFCF is defined as quarterly operating cash flow minus investing cash flow; distributions to noncontrolling interests; plus/minus changes to restricted cash and collateral arrangements (excluding one-time effects of the recent surety agreement amendment) and other anticipated expenditures. Peabody expects to launch the shareholder return program in the second quarter of 2023, following the Company's announcement of first quarter earnings. The balance of AFCF is expected to be allocated to value enhancing growth projects, repurchase of potentially dilutive securities, additional shareholder returns and capital preservation.

"With the achievement of our target to eliminate all senior secured debt and fully pre-fund estimated final reclamation costs, strong execution of operating plans and favorable market conditions for our products, we are pleased to announce our program to return value to shareholders," said Peabody President and Chief Executive Officer Jim Grech. "These actions allow us to return a designated portion of our cash flow to shareholders while reinvesting in our long-term future and maintaining a strong balance sheet, underpinning Peabody's objective to be the coal producer of choice with an unmatched opportunity to return free cash flow to shareholders."

Peabody anticipates the shareholder return program will include a regular quarterly cash dividend of $0.075 per share. First half 2023 returns are expected to include the regular quarterly cash dividend with the remaining 65 percent of AFCF to be returned to shareholders exclusively through share repurchases. Peabody plans to transition to a more balanced shareholder return program of fixed quarterly cash dividends, variable dividends and share repurchases in the second half of 2023. All shareholder returns remain at the Board's discretion.

Peabody amended the agreement with the providers of its approximately $1.3 billion surety program to establish a combined collateral limit of $722 million or 56 percent of total bonded amount, complete pre-funding of the full estimated cost of final reclamation of $753 million, remove all restrictions on shareholder returns (subject to certain liquidity requirements1) and extend the agreement through December 31, 2026.

"The amended agreement with our surety partners ensures that all Peabody lands are rightfully restored for future generations, and further strengthens our financial outlook by removing significant contingent collateral requirements through 2026," said Chief Financial Officer Mark Spurbeck. "This completes our immediate balance sheet restoration objectives and we are well positioned to enhance stockholder value while preserving our financial resiliency through future market cycles."

At no time during the duration of the amended surety agreement will collateral exceed the agreed limit, subject to minimum liquidity1 and net leverage2 requirements. Peabody also terminated the bank letter of credit facility which was previously used primarily for surety collateral, further reducing interest costs and increasing financial flexibility.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Karla Kimrey
314.342.7890

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the shareholder return framework, execution of the Company's operating plans, market conditions for the Company's products, reclamation obligations, financial outlook, and liquidity requirements. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody's control, including the that are described in Peabody's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody's website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
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1 Liquidity as of the last day of any fiscal quarter must be equal to or greater than (a) $400,000,000, or (b) the difference in the total penal sum of all Surety Bonds less total cash or letter of credit collateral held by all Sureties, whichever is greater.

2Net Leverage Ratio is defined as: (i) the ratio of funded indebtedness (excluding, for the avoidance of doubt, 50% of any hybrid instruments that can be settled with equity) of Peabody and its subsidiaries (less cash and cash equivalents, and as reported on Peabody's balance sheet) taken as a whole to Adjusted EBITDA as set forth in Peabody's quarterly Form 10-Q and annual Form 10-K, as applicable of Peabody and its subsidiaries taken as a whole as of the last day of any quarter exceeds 1.50 to 1.00 for the twelve-month period then ended for which financial statements are available.
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